Exhibit 10.1

AMENDMENT
OF
EMPLOYMENT AGREEMENT

        THIS AMENDMENT, dated as of this 7th day of June, 2007, by and between LIFETIME BRANDS, INC., a Delaware corporation (the “Employer”), and RONALD SHIFTAN (the “Executive”).

W I T N E S S E T H:

        WHEREAS, the Employer and the Executive entered into an Employment Agreement dated as of October 17, 2005 (the “Employment Agreement”) pursuant to which the employer employed the Executive as its Vice Chairman and Chief Operating Officer on the terms and conditions therein set forth; and

        WHEREAS, the Employer and the Executive desire to amend the Employment Agreement to increase the Salary payable by the Employer to the Executive thereunder.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

        1.    Definitions : Capitalized terms used herein shall have the meaning set forth in the Employment Agreement unless otherwise defined herein.

        2.    Amendment. Effective as of January 1, 2007, Section 3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

(a) Salary. As of January 1, 2007, the Employer shall pay to the Executive a base salary (the “Salary”) at an annual rate of $500,000, payable to the Executive in accordance with the normal payroll practices of the Employer as are in effect from time to time. On an annual basis, commencing on January 1, 2008, the amount of the Executive’s Salary shall be reviewed by the Employer and shall be increased, but not decreased, by the percentage by which the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) all items index, New York–Northern New Jersey–Long Island, NY-NJ-CT-PA (the “Relevant CPI Index”) for the December immediately preceding the January 1 in question, increased over the Relevant CPI Index for the December of the previous year. For example, if the Relevant CPI Index for December 2007 increased by 1% over the Relevant CPI Index for December 2006, the Executive’s Salary shall increase by 1% effective January 1, 2008.

        3.     No Other Amendment. Except as specifically provided in this Amendment, the Employment Agreement shall not be modified or amended in any manner whatsoever and shall remain in full force and effect.

        4.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof), and the parties consent to jurisdiction in the United States District Court for the Southern District of New York.

        5.    Counterparts. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

        IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first written above.

LIFETIME BRANDS, INC. By: /s/ Jeffrey Siegel Jeffrey Siegel Chief Executive Officer and President

EXECUTIVE By: /s/ Ronald Shiftan Ronald Shiftan